Exhibit 21.1

Subsidiaries (all are 100% owned)

Name	Jurisdiction
Level 8 Technologies, Inc.	Delaware
Cicero Technologies, Inc,	Delaware
Cicero Technologies Acquisition, LLC	Delaware